UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 12, 2004

HOMEBANC CORP.
(Exact name of registrant as specified in its charter)

Georgia	001-32245	20-0863067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia	30319
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 303-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 12, 2004, Abetterwayhome Finance, LLC (“Finance”), and HomeBanc Funding Corp. (“HomeBanc Funding”) entered into Amendment No. 4 (the “Amendment”) to HomeBanc Corp.’s (“HomeBanc”) existing $500 million uncommitted master repurchase agreement dated as of March 8, 2004 (referred to herein as the “aggregation facility”) with JPMorgan Chase Bank. Finance and HomeBanc Funding are subsidiaries of HomeBanc. The Amendment resulted in a temporary increase in the maximum aggregate commitments under the aggregation facility from $500 million to $600 million for the period from October 12, 2004 through and including up to November 11, 2004 (the “Amendment Period”). In addition, the Amendment permanently increased the sublimit under the aggregation facility for 5/6 or 3/6 adjustable rate mortgage loans so that such loans may constitute up to 50% of the aggregate repurchases under the aggregation facility.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 12, 2004, Finance and HomeBanc Funding entered into the Amendment described under Item 1.01 of this Current Report. The Amendment resulted in a temporary increase in the maximum aggregate commitments under the aggregation facility from $500 million to $600 million for the Amendment Period. In addition, the Amendment permanently increased the sublimit under the facility for 5/6 or 3/6 adjustable rate mortgage loans so that such loans may constitute up to 50% of the aggregate repurchases under the aggregation facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMEBANC CORP.

/s/ Charles W. McGuire
Charles W. McGuire
Executive Vice President,
General Counsel & Secretary

Date: October 14, 2004